For Immediate Release

EXHIBIT 99.1
Dresser-Rand Reports Second Quarter 2006 Results
•	Second-quarter EPS was $0.13 per diluted share, including a $0.14 per share non-cash, stock-based compensation expense ($0.27 per diluted share excluding such expense)

•	New unit bookings increased 64% and aftermarket bookings increased 30% versus the corresponding period last year

•	Segment operating income for new units and aftermarket increased 500% and 47%, respectively, compared to the second quarter 2005
Results Summary (dollars in millions, except share data):

	First			Six Months Ended
	Quarter	Second Quarter		June
	2006	2006	2005	2006	2005
Total Bookings	$365.3	$434.1	$296.7	$799.4	$747.1
Total Revenues	$291.6	$424.0	$302.5	$715.5	$536.5
Operating income*	$30.2	$27.2	$20.8	$57.4	$29.5
Net income (loss)	$12.3	$10.7	($1.5)	$23.0	($5.5)
Basic and Diluted EPS	$0.14	$0.13	($0.03)	$0.27	($0.10)
Shares used to compute EPS (000)	85,445	85,447	54,219	85,446	54,219
* Operating income includes:
Stock-based compensation expense — exit units	—	$16.8	—	$16.8	-
Curtailment (gain)	($11.8)	—	—	($11.8)	-
Houston, TX, August 8, 2006 — Dresser-Rand Group Inc. (“Dresser-Rand” or the “Company”) (NYSE: DRC), a global supplier of rotating equipment and aftermarket parts and services, reported net income of $10.7 million, or $0.13 per diluted share, for the second quarter 2006. This compares to a net loss of $1.5 million, or $0.03 per diluted share, for the second quarter 2005.
Second quarter 2006 earnings included a non-cash, stock-based compensation expense for the vesting of exit units of approximately $0.14 per diluted share, net of tax. In connection with the acquisition of the Company in 2004 by Dresser-Rand Holdings, LLC (Holdings), Holdings issued “exit units” to certain members of management which permitted them to participate in appreciation of the Company’s common stock. In connection with the recent sale of the Company’s common stock by Holdings, the Company was required under SEC rules to recognize non-cash, stock-based compensation expense related to these “exit units”. The expense had no effect nor will it have any effect in the future on the Company’s cash or common stock.
Vincent R. Volpe, Jr., President and Chief Executive Officer of Dresser-Rand, said, “Our second quarter 2006 results were in-line with the guidance we previously provided and were solid in terms of bookings and backlog. Revenues increased 40%, operating income doubled (excluding the exit unit expense) and our backlog grew 20% over the year ago period. We continue to benefit from strong industry fundamentals, a leading market position and the positive effects of operating leverage from higher volume and improving prices for our equipment, parts and services.”

Revenues for the second quarter 2006 of $424.0 million increased $121.5 million or 40% compared to $302.5 million for the second quarter 2005. Total operating income for the second quarter 2006 was $27.2 million including $16.8 million non-cash expense for the exit units mentioned above. This compares to operating income of $20.8 million for the second quarter 2005. Second quarter 2006 operating income increased from the year ago quarter due to volume leverage and improved pricing.
Bookings for the second quarter 2006 were $434.1 million, which was $137.4 million or 46% higher than the second quarter 2005. Bookings for the twelve months ended June 30, 2006 were a record level of $1,498.5 million compared to $1,337.1 million for the twelve months ended June 30, 2005. The backlog at the end of June 2006 was a record $1,013.1 million or 20% higher than the backlog at the end of June 2005.
Provision for Income Taxes
The provision for income taxes was $8.2 million and $14.4 million for the three months and the six months ended June 30, 2006, respectively. The income tax provision for the three months ended June 30, 2006 resulted from the difference between the required provision for the six months ended June 30, 2006, and that previously provided for the three months ended March 31, 2006. The $16.8 million non-cash, stock based compensation expense was not included in calculating the effective tax rate of 33.3% used in the first quarter 2006. The effective tax rate for the three and six months ended June 30, 2006 of 43.5% and 38.5%, respectively, was higher than the U.S. federal statutory rate primarily because the stock-based compensation expense for the vesting of exit units was not tax deductible.
New Units
New unit revenues for the second quarter 2006 of $248.3 million increased $100.1 million from the second quarter 2005. Continued strength in worldwide demand for rotating equipment contributed to the increase in revenue compared to the corresponding period in 2005.
New unit operating income was $14.6 million for the second quarter 2006 compared to operating income of $2.4 million for the second quarter 2005. This segment’s operating margin was 5.9% compared to 1.6% for the second quarter 2005. The increase from the corresponding period in 2005 was attributable to operating leverage from higher volume and higher pricing.
Bookings for the three months ended June 30, 2006 of $232.2 million were 64% higher than the bookings for the corresponding period in 2005. The record backlog at June 30, 2006 of $739.5 million was 8% above the $682 million backlog at June 30, 2005. This increase was due to continuing strong worldwide demand for rotating equipment.
The refinery market has been strong in recent years and, because of the current high utilization rates and planned capacity increases, this market is expected to continue to grow. Dresser-Rand was recently selected as the sole source supplier of compression equipment for Shell’s Motiva refinery expansion project. This represents approximately $100 million of equipment orders to be released the latter part of this year and early next year. None of these orders are currently in our backlog.
Aftermarket Parts and Services
Aftermarket parts and services revenues for the second quarter 2006 was $175.7 million compared to $154.3 for the second quarter 2005.
Aftermarket operating income for the second quarter 2006 was $45.5 million compared to $30.9 million for the second quarter 2005. This segment’s operating margin of approximately 25.9% compared to 20.1% for the second quarter 2005. The increase from the corresponding period in 2005 was attributable to operating leverage from higher volume and higher pricing for parts and services.
Bookings for the three months ended June 30, 2006 of $201.9 million were 30% above bookings for the corresponding period in 2005. The backlog at June 30, 2006 of $273.6 million was 71% above the $160.3 million backlog at June 30, 2005.
Liquidity and Capital Resources
As of June 30, 2006, cash and cash equivalents totaled $49.0 million and borrowing availability under the $350 million revolving credit portion of the Company’s senior credit facility was $174.5 million, as $175.5 million was used for outstanding letters of credit.
In first six months of 2006, cash provided by operating activities was $6.9 million, which compared to $188.4 million for the corresponding period in 2005. The decrease of $181.5 in net cash provided by operating activities was principally from changes in working capital. In the first six months of 2006, capital expenditures totaled $8.7 million, approximately 1.2% of total revenues. As of June 30, 2006, total debt was $553.0 million and total debt net of cash and equivalents was approximately $504.0 million. The Company anticipates that during the second half of 2006, operations will generate strong cash flows.
On June 13, 2006, Moody’s Investors Service upgraded Dresser-Rand Group, Inc.’s ratings, including its corporate family rating from B1 to Ba3, its senior secured bank debt from B1 to Ba3, and its senior subordinated notes from B3 to B2, with a stable ratings outlook. In its news release, Moody’s said “the ratings are supported by a degree of cyclical dampening provided by the after-market parts and services, DRC’s long-standing client alliances, and the mission critical nature of its products and services. The ratings also reflect other conditions supportive of the demand for DRC’s products and services. These include supportive oil prices at least through 2006, rising compression and other equipment orders for the downstream refining segment of the industry that should be less sensitive to oil and gas prices, and new product lines responding to the secular demand for quieter, environmentally sensitive, more energy efficient equipment.”
Board of Directors
As a result of the sale of the Company’s common stock by Holdings, an affiliate of First Reserve Corporation (FRC), Holdings is no longer a controlling entity. As a result, the Company is no longer a controlled company under applicable rules of the New York Stock

Exchange (“NYSE”) and the Securities Exchange Commission (“SEC”). In connection with compliance with director independence rules of the NYSE and the SEC, the Company made the following changes to its board and related committees.
As previously announced, the Company recently named Jean-Paul Vettier as a new independent member of the Company’s Board of Directors, effective July 24, 2006.
Thomas J. Sikorski has been a member of the Company’s Board of Directors since the acquisition in October 2004 and has served on the nominating and corporate governance committees. Mr. Sikorski is a Managing Director of First Reserve and resigned from the Company’s Board effective August 1, 2006.
Kenneth W. Moore has also been a member of the Company’s Board of Directors since the acquisition in October 2004 and served on the audit and compensation committees. Mr. Moore is a Managing Director of First Reserve and will remain on the Company’s Board but stepped down from the audit and compensation committees effective August 1, 2006.
Mark A. McComiskey has also been a member of the Company’s Board of Directors since the acquisition in October 2004 and served on the audit and compensation committees. Mr. McComiskey is a Managing Director of First Reserve and will remain on the Company’s Board and the audit and compensation committees but has stepped down as Chairman of the compensation committee effective August 1, 2006.
Philip R. Roth, who has been a member of the Company’s Board of Directors since December 2005 and serves as a member of the Board’s audit committee, joined the nominating and corporate governance committee and serve as Chairman, also effective August 1, 2006.
Louis A. Raspino, who has served as a member of the Company’s Board of Directors and audit committee since December 2005, has been appointed to the compensation committee and will serve as Chairman of that committee.
Vincent R. Volpe, Jr., the Company’s President and Chief Executive Officer and a Director, has resigned from the compensation committee and nominating and corporate governance committee, effective on August 1, 2006.
As a result of these changes, the Board of Directors consists of eight members including four independent directors, and each of the audit, compensation, and nominating and corporate governance committees will be comprised of a majority of independent directors.
Outlook
Demand for rotating equipment and aftermarket parts and services continues to be strong. The backlog of orders has continued to increase to record levels. At June 30, 2006, 46% of the backlog at June 30, 2006 of $1,013.1 million is scheduled to ship during 2007.
The Company expects third quarter 2006 earnings per share to be in the range of $0.25 to $0.27. This assumes no further vesting of exit units, no debt prepayments and an effective tax rate of 38.5%.

Conference Call
The Company will discuss its second quarter 2006 results at its conference call today. A webcast presentation will be accessible live at 8:30 a.m. Eastern Daylight Time. You may access the live presentation at www.dresser-rand.com. Participants may also join the conference call by dialing (888) 935-4575 in the U.S. and (718) 354-1385 from outside the U.S. five to ten minutes prior to the scheduled start time.
A replay of the webcast will be available from 5:00 PM Eastern Daylight Time on August 8, 2006 through 11:59 PM Eastern Time on August 15, 2006. You may access the webcast replay at www.dresser-rand.com. A replay of the conference can be accessed by dialing (888) 203-1112 in the U.S. and (719) 457-0820 from outside the U.S. The replay pass code is 7330214.
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Dresser-Rand is among the largest suppliers of rotating equipment solutions to the worldwide oil, gas, petrochemical, and process industries. The Company operates manufacturing facilities in the United States, France, Germany, Norway, India, and Brazil, and maintains a network of 26 service and support centers covering 140 countries.
This news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements concerning The Company’s plans, objectives, goals, strategies, future events, future revenue or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions, business trends and other information that is not historical information. The words “anticipates,” “believes,” “expects, ‘ “intends,” and similar expressions identify such forward-looking statements. Although the Company believes that such statements are based on reasonable assumptions, these forward-looking statements are subject to numerous factors, risks and uncertainties that could cause actual outcomes and results to be materially different from those projected. These factors, risks and uncertainties include, among others, the following: material weaknesses in its internal controls; economic or industry downturns; its inability to implement its business strategy to increase aftermarket parts and services revenue; competition in its markets; failure to complete or achieve the expected benefits from, any future acquisitions; economic, political, currency and other risks associated with international sales and operations; loss of senior management; the Company’s brand name may be confused with others; environmental compliance costs and liabilities; failure to maintain safety performance acceptable to its clients; failure to negotiate new collective bargaining agreements; ability to operate as a stand-alone company; unexpected product claims and regulations; and infringement on its intellectual property or infringement on others’ intellectual property. These and other risks are discussed in greater detail in the Company’s filings with the Securities and Exchange Commission at www.sec.gov. Actual results, performance or achievements could differ materially from those expressed in, or implied by, the forward-looking statements. The Company can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them does, what impact they will have on results of operations and financial condition. The Company undertakes no obligation to update or revise forward-looking statements, which may be made to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events. For information about Dresser-Rand, go to its website at www.dresser-rand.com.
Company Contact: Blaise Derrico, Director Investor Relations (716) 375-3152

Dresser-Rand Group Inc.
Consolidated Statement of Operations
(Unaudited; dollars in thousands, except per share amounts)

	Three months ended		Six months ended
	June 30, 2006	June 30, 2005	June 30, 2006	June 30, 2005
Net sales of products	$349,575	$247,143	$579,243	$425,591
Net sales of services	74,406	55,335	136,293	110,887

Total revenues	423,981	302,478	715,536	536,478

Cost of products sold	275,563	197,066	455,846	340,881
Cost of services sold	52,027	41,634	96,276	84,110

Total cost of products and services sold	327,590	238,700	552,122	424,991

Gross profit	96,391	63,778	163,414	111,487
Selling and administrative expenses (2006 amounts include $16,812 of stock based compensation — exit units	65,989	41,156	112,485	78,517
Research and development expenses	3,195	1,864	5,278	3,496
Curtailment (gain)	—	—	(11,796)	—

Income from operations	27,207	20,758	57,447	29,474

Interest expense, net	(12,342)	(14,420)	(26,015)	(29,653)
Other income (expense), net	4,064	(400)	5,964	(580)

Income (loss) before income taxes	18,929	5,938	37,396	(759)
Provision for income taxes	8,235	7,463	14,386	4,784

Net income (loss)	$10,694	$(1,525)	$23,010	$(5,543)

Net income (loss) per common share basic and diluted	$0.13	$(0.03)	$0.27	$(0.10)

Weighted average shares outstanding basic and diluted	85,447,000	54,219,000	85,446,000	54,219,000

	Three months ended		Six months ended
	June 30, 2006	June 30, 2005	June 30, 2006	June 30, 2005
(In thousands)
Revenues
New units	$248,268	$148,192	$387,347	$236,457
Aftermarket parts and services	175,713	154,286	328,189	300,021

Total Revenues	$423,981	$302,478	$715,536	$536,478

Operating Income
New units	$14,583	$2,429	$13,299	$(3,629)
Aftermarket parts and services	45,487	30,936	79,844	54,780
Unallocable	(32,863)	(12,607)	(35,696)	(21,677)

Total Operating Income	$27,207	$20,758	$57,447	$29,474

Depreciation and Amortization
New units	$8,360	$8,249	$14,839	$14,700
Aftermarket parts and services	4,389	8,410	10,964	18,910

Total Depreciation and Amortization	$12,749	$16,659	$25,803	$33,610

Total Assets (including Goodwill)
New units	$276,931		$276,931
Aftermarket parts and services	560,617		560,617
Unallocable	802,163		802,163

Total Assets	$1,639,711		$1,639,711

Dresser-Rand Group Inc.
Consolidated Balance Sheet
(dollars in thousands, except per share amounts)

	June 30,	December 31,
	2006	2005
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$49,050	$98,036
Accounts receivable, less allowance for doubtful accounts of $9,963 and $8,649 at 2006 and 2005	251,047	268,831
Inventories, net	182,621	145,762
Prepaid expenses	28,030	25,887
Deferred income taxes, net	11,712	10,899

Total current assets	522,460	549,415

Property, plant and equipment, net	224,852	228,671
Goodwill	413,346	393,300
Intangible assets, net	454,171	460,919
Other assets	24,882	25,566

Total assets	$1,639,711	$1,657,871

Liabilities and Stockholders’ Equity

Current liabilities
Accounts payable and accruals	$276,060	$303,430
Customer advance payments	78,429	84,695
Accrued income taxes payable	10,236	4,988
Loans payable	72	67

Total current liabilities	364,797	393,180
Deferred income taxes	29,418	22,586
Postemployment and other employee benefit liabilities	103,989	113,861
Long-term debt	553,036	598,137
Other noncurrent liabilities	19,707	15,447

Total liabilities	1,070,947	1,143,211

Commitments and contingencies (Notes 7 through 11)
Stockholders’ Equity
Common stock, $0.01 par value, 250,000,000 and 101,200,000 shares authorized; and, 85,478,511 and 85,476,283 shares issued and outstanding, respectively	855	855
Additional paid-in capital	510,928	493,163
Retained earnings	67,334	44,324
Accumulated other comprehensive loss	(10,353)	(23,682)

Total stockholders’ equity	568,764	514,660

Total liabilities and stockholders’ equity	$1,639,711	$1,657,871

Dresser-Rand Group Inc.
Consolidated Statement of Cash Flows
(Unaudited; dollars in thousands)

	Six Months Ended June 30,
	2006	2005
Cash flows from operating activities
Net income (loss)	$23,010	$(5,543)
Adjustments to arrive at net cash provided by operating activities:
Depreciation and amortization	25,803	33,610
Stock based compensation	17,765	2,857
Curtailment gain	(11,796)	—
Deferred income taxes	5,667	(285)
Amortization of debt financing costs	2,915	4,804
Provision for losses on inventory	93	1,004
Other	(343)	92
Working capital and other
Accounts receivable	24,439	76,839
Inventories	(33,832)	8,178
Accounts payable	(20,249)	7,006
Customer advance payments	(9,546)	79,824
Other	(16,988)	(19,992)

Net cash provided by operating activities	6,938	188,394

Cash flows from investing activities
Capital expenditures	(8,748)	(5,001)
Proceeds from equity investment disposition	—	10,000
Proceeds from sales of property, plant and equipment	1	241

Net cash (used in) provided by investing activities	(8,747)	5,240

Cash flows from financing activities
Payments of long-term debt	(50,000)	(121,162)
Payments of short-term borrowings	—	(2,658)

Net cash used in financing activities	(50,000)	(123,820)

Effect of exchange rate changes on cash and cash equivalents	2,823	(5,142)

Net (decrease) increase in cash and cash equivalents	(48,986)	64,672
Cash and cash equivalents, beginning of the period	98,036	111,500

Cash and cash equivalents, end of period	$49,050	$176,172